Exhibit 10.1.23

2006

HIGH PERFORMANCE INCENTIVE PROGRAM

The High Performance Incentive Program (HPIP) is designed to recognize and reward those employees of Pacific Capital Bancorp (the Company) who have contributed meaningfully to the increase in shareholder value, profitability and customer centricity of the Company. Additionally, the plan’s objectives include the following:

•	Create greater alignment with the Core Bank Performance*

•	Encourage teamwork within departments and across business units

•	Increase shareholder value through Employees’ performance

•	Ensure that our total compensation is competitive

The High Performance Incentive Program is linked directly to achieving the Company’s annual Core Bank Net Income goal. Every employee is important in achieving our goal.

*	Does not include revenue and expenses from Refund Anticipation Loan and Refund Transfer business.

KEY ELEMENTS

Success Factors

Three Success Factors determine an annual Incentive award:

•	Company Performance

•	Business Unit Performance

•	Individual Performance

•	Company Performance: Growth in our Core Bank net income.

Through the Company’s annual business planning and budgeting process, a percentage of growth in the Core Bank’s net income is established. For 2006, that growth percentage is targeted at a minimum of 6.3%, which represents net income after tax of $68 Million or above.

•	Business Unit Performance

The performance of each Business Unit is dependent upon the combined efforts and focus of all its employees. To ensure that there is a common framework, the following metrics will apply to all Business Units:

•	Revenue Generation

•	Expense Management

•	Customer Value Added

•	Risk Management (e.g. Regulatory and Governance Compliance)

Business Units may have different components for these metrics depending upon their function. It is important that all employees understand their role in achieving the Business Unit goals and how attainment of Business Unit goals impact our Core Bank performance.

•	Individual Performance

In addition to the responsibilities each individual has in performing his or her job, individual goals will be established that contribute directly to the Company’s annual business goals. The individual’s goals should

•	support the Business Unit’s business plan success metrics

•	represent accomplishments beyond average performance

•	must be significant, and directly support the profitability or contribution of the business unit’s achievement of the annual business plan

•	ensure compliance and risk mitigation is adhered to

•	measure leadership and development of employees if the individual is in a leadership role.

Goals

The goals utilized in HPIP should be consistent with the goals that are outlined in the employee’s Performance Agreement, Coaching & Evaluation (PACE). Positions in higher grade levels generally have the responsibility to guide a business unit and to more directly impact the overall Bank performance. The goals in the higher grade levels, therefore, should be focused more heavily to the overall Bank performance. The goal setting process should correlate directly to the individual’s responsibility level and ability to measure his or her impact on company performance. It is recommended that not more than three to five goals are established to ensure that the employee has the right focus.

Plan Funding

Our ability to fund incentive payouts is dependent upon our overall success in achieving the Core Bank’s net income goals. Funding levels will reflect the degree of success in attaining or exceeding the Core Bank’s goal and in turn, will establish the dollar level of the incentive pool. If the Core Bank does not achieve the Threshold level, there will be no payout of incentives even if a Department and/or Individual has met or exceeded his or her goals.

Levels	Bank Goal Achievement	Funding Level of Pool

Below Threshold	< 95% of Goal	No funding

Threshold	At least 95% of Goal	75% funded

Target	At least 100% of Goal	100% funded

Stretch	At least 110% of goal	120%

Super Stretch Company level only	120% of goal or more	Funded up to a cap of 150%

Incentive Pool Allocation

If the Company is successful in meeting its goals, the funded pool amount will be distributed to the Senior Leaders of the divisions. In turn, the Senior Leader of each division will partner with his/her direct reports to allocate the incentives to the key contributors within the division.

Guidelines for Determining Individual Award

The award is not based on a formula but is rather a blend of the individual’s results and subjective factors. The subjective factors must include Risk Management, Commitment to Excellence, and Leadership (if appropriate). Other factors, which may be considered, are project management, cross-functional teaming, and special assignments.

The department leader is responsible for recommending the appropriate incentive awards based upon the individual contributions of each eligible employee. Award percentages will differ based upon the level of goal achievement and performance of the employee. An individual must have achieved an “Expectations Achieved” overall PACE rating for the past 12 months to be considered for any award. An award also should take into account the length of time that the employee has been employed during the plan year and be prorated accordingly.

Base compensation rewards the employee for performing his or her responsibilities; the HPIP incentive recognizes the “above and beyond” contributions of the employee.

TERMS AND CONDITIONS

Eligible Participants

All regular status employees of Pacific Capital Bancorp who are paid on a 100% salaried basis through the program year and who are actively employed at the time of distribution are eligible for consideration. Eligibility, however, does not guarantee payment. Employees who participate in variable or commission pay programs or the RAL department incentive program are not eligible for the HPIP Program.

Employees who are hired during the year but prior to October 1, 2006, will be eligible on a prorated basis. Employees who change from a 100% salaried position to a variable or commission pay plan during the business year may be eligible for HPIP on a prorated basis.

When an employee transfers to a new business unit during the year, it is important that the new leader collaborates with the former leader to document accomplishment level for the previously set individual goals and business unit goals. The new leader and employee will then determine and document new individual and department goals for the balance of the year.

Program Year

The HPIP is effective January 1, 2006 and will be in effect during the plan year defined as January 1 through December 31, 2006. The Program will be reviewed and updated annually to ensure alignment with the Bank’s strategic plan and business goals.

Program Administrator

The Program Administrator is the Director of Human Resources of Pacific Capital Bancorp. The Program Administrator reviews all recommendations with the President and CEO for approval prior to submission to the Compensation Committee of the Board of Directors and has responsibility to ensure fair and consistent consideration of participants. The Program Administrator may recommend modifications in the program design and review the effectiveness of the plan on an annual basis.

Payment

Funding of the program and payments are subject to approval by the Compensation Committee of the Board of Directors, and if approved, payment will be made in February 2007. The Compensation Committee also has the discretion to approve certain awards in the event that the Company does not meet the threshold goal.

Termination of Employment

To encourage employees to remain in the employment of the Company, a participant must be employed on the date of the actual incentive payout. Any termination (except by reason of death), prior to the incentive payment date will serve as a forfeiture of any award.

Disability or Death

If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability as defined by the Company’s LTD plan, his or her incentive award for the Program period shall be pro-rated so that no award will be earned during the period of long-term disability.

In the event of death, the Company will pay to the participant’s estate the pro-rata portion of the award that the participant would have received if he or she had lived to the end of the Plan year.

Miscellaneous

The Program will not be deemed to give any participant the right to be retained in the employ of the Company, nor will the Program interfere with the right of the Company to discharge any participant at any time.

Pacific Capital Bancorp reserves the right to modify this program at any time.

Revised 3/06

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